Exhibit 23.2

Consent of Independent Auditor

The Chefs’ Warehouse, Inc.
Ridgefield, Connecticut

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated February 20, 2015 relating to the audited combined financial statements of Del Monte Capitol Meat Company, T.J. Foodservice Company, Inc. and TJ Seafood, LLC (collectively, “Del Monte Meat Company”) as of December 27, 2014 and December 28, 2013, and for the fiscal years ended December 27, 2014, December 28, 2013 and December 29, 2012, and the related notes thereto.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
San Francisco, California

June 2, 2016